Exhibit 99.1

For:	Sunset Financial Resources

Contact:	Stacy Riffe	Jeffrey Goldberger / Michael Cimini
	Chief Financial Officer	KCSA Worldwide
	(904) 425-4365	(212) 896-1249 / (212) 896-1233
	sriffe@sfous.com	jgoldberger@kcsa.com / mcimini@kcsa.com

Sunset Financial Resources Reports

Fourth Quarter and Year-End 2005 Results

JACKSONVILLE, Fla., March 14, 2006 — Sunset Financial Resources, Inc. (NYSE: SFO), a specialty finance REIT, today announced financial results for the quarter and year-ended December 31, 2005.

For the fourth quarter of 2005, Sunset reported net income of $305,000, or $0.03 per diluted share, compared to net income of $583,000, or $0.05 per diluted share, in the same period a year ago.

Net interest income in the fourth quarter was $2.6 million, compared to $3.8 million in the same quarter of 2004. This represented an annualized net interest margin on average earning assets of 91 basis points for the quarter ended December 31, 2005, versus 186 basis points in the same quarter last year. For the fourth quarter, the yield on average earning assets declined slightly to 4.41%, compared to 4.46% in the same quarter last year. However, rising interest rates caused the average cost of liabilities for the quarter to increase to 3.83%, versus 3.03% in the fourth quarter of 2004.

According to Byron Boston, Chief Investment Officer of Sunset Financial Resources, “Although our net margin compressed during the quarter, we benefited from our hedging strategy of using interest rate swaps to mitigate the impact of rising short term interest rates. During the quarter, the Federal Reserve raised rates 50 basis points. Against this backdrop, the net spread from our residential portfolio declined by only 9 basis points and the fair value of the portfolio was unchanged. The net spread on our total portfolio remained relatively stable with only a 6 basis point decline in the quarter due to the contribution of the commercial portfolio. We will continue to maintain a defensive posture in this rising rate environment.”

At December 31, 2005 Sunset Financial had a book value of $10.17 per share and an overall leverage of 9.8 times stockholders’ equity. As a reminder, the book value per share is calculated by dividing the shareholders equity as of 12/31/05 by the number of shares outstanding and includes the value of securitized loans at their historical cost of $160.6 million. As of 12/31/05, the fair value of the securitized loans was $154.6 million.

George Deehan, President and Chief Executive Officer of Sunset Financial Resources, said, “We are now experiencing considerable improvement in our commercial portfolio. Specifically, the Multi-Sport property was sold in January, and we expect to receive funds, that in addition to the reserve we took in the third quarter, will cover our outstanding exposure. In addition, the Resort Development property has

Sunset Financial Resources

2005 Fourth Quarter Results

begun making principal reductions and is current with its required interest payments. Finally, we are working closely with Banc of America Securities to explore strategic alternatives. I am encouraged by our progress to date and remain confident that these efforts will result in the best interest of all shareholders.”

For the year ended December 31, 2005, Sunset reported a net loss of ($4.7) million, or ($0.45) per diluted share, compared to net income of $644,000, or $0.07 per diluted share, in the same period a year ago. For the year ended December 31, 2005, the provision for loan losses increased $5.7 million to $7.0 million, compared to $1.3 million for the same period last year. The provision recorded during 2005 was related primarily to impairment charges on two loans within the commercial loan portfolio.

As of December 31, 2005, Sunset’s total assets were $1.2 billion (including $942.9 million of investments in Mortgage Backed Securities; $160.6 million of residential mortgage related loans and $29.3 million of commercial bridge loans), compared to $893.5 million (including $614.2 million of investments in Mortgage Backed Securities; $203.7 million of residential mortgage related loans and $44.5 million of commercial bridge loans) in the same period a year ago.

On March 7, 2006, the Company’s Board of Directors declared a fourth quarter dividend of $0.03 per common share. The dividend is payable on March 30, 2006 to stockholders of record on March 16, 2006.

Sunset Financial expects to file its fourth quarter and year-end 2005 results on Form 10-K with the Securities and Exchange Commission late in the day on March 14, 2006.

Sunset Financial has scheduled a conference call to discuss its fourth quarter financial results at 9:00 a.m. ET on Wednesday, March 15, 2006. A live webcast of the conference call will be available online at www.sunsetfinancial.net. Web participants are encouraged to go to the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Those without web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in number is (800) 798-2796 and the participant code is 62697759.

Following the conclusion of the presentation, an archive of the webcast will remain available online through April 15, 2006 at www.sunsetfinancial.net. In addition, a dial-in replay of the call will be available from March 15 – March 22, 2006. The replay dial-in number is (888) 286-8010. The passcode is 76643146.

About Sunset Financial Resources, Inc.

Sunset Financial Resources, Inc. is a self-managed real estate investment trust (REIT) that went public in March 2004. Sunset Financial Resources seeks to deliver attractive dividend income and steady growth to its shareholders through the acquisition and management of a portfolio of high quality residential mortgage loans and well secured commercial mortgage bridge loans in the United States.

Certain statements in this news release may constitute “forward-looking statements” within the meaning of the federal securities laws and involve risks, uncertainties and other factors, which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

(Tables Follow)

Sunset Financial Resources

2005 Fourth Quarter Results

Sunset Financial Resources, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2005	2004
Assets
Mortgage assets
Mortgage-backed securities, available for sale	$942,900	$614,154
Securitized hybrid adjustable rate mortgages	160,602	201,381
Hybrid adjustable rate residential mortgages	—	1,286
Fixed rate residential mortgages	—	1,045
Commercial mortgages	29,347	44,522

Total mortgage assets	1,132,849	862,388
Allowance for loan losses	(7,321)	(1,333)

Net mortgage assets	1,125,528	861,055
Cash and cash equivalents	17,570	25,700
Interest receivable	4,542	2,676
Fixed assets, net	521	861
Other assets	1,853	484
Interest rate swap agreements	12,246	2,716

Total assets	$1,162,260	$893,492

Liabilities
Whole loan financing facility	$—	$9,718
Reverse repurchase agreements	1,031,831	761,205
Junior subordinated notes due to Sunset Financial Statutory Trust I	20,619	—
Interest rate swap agreements	137	944
Accrued liabilities	2,676	2,367

Total liabilities	1,055,263	774,234

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.001 par value, authorized 50,000,000; no shares outstanding	—	—
Common stock, $.001 par value, authorized 100,000,000; 10,516,600 and 10,450,000 outstanding, respectively	11	10
Additional paid in capital	119,391	119,219
Accumulated other comprehensive income (loss)	(2,998)	87
Accumulated deficit	(9,407)	(58)

Total stockholders’ equity	106,997	119,258

Total liabilities and stockholders’ equity	$1,162,260	$893,492

Sunset Financial Resources

2005 Fourth Quarter Results

Sunset Financial Resources, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
Interest and fee income	$12,438	$9,142	$46,356	$18,233
Interest expense	9,877	5,347	34,788	9,842

Net interest income	2,561	3,795	11,568	8,391
Provision for loan losses	60	1,184	7,042	1,333

Net interest income after provision	2,501	2,611	4,526	7,058
Net gain on sale of securities	1	331	9	734
Loss on sale of loans	(59)	(48)	(59)	(48)
Operating expenses
Salaries and employee benefits	379	759	2,288	2,864
Professional fees	968	263	2,911	1,151
Other	803	924	3,173	2,720
Severance	(12)	365	841	365

Total operating expenses	2,138	2,311	9,213	7,100

Net income (loss)	$305	$583	$(4,737)	$644

Basic earnings (loss) per share	$0.03	$0.06	$(0.45)	$0.08
Diluted earnings (loss) per share	$0.03	$0.05	$(0.45)	$0.07

Weighted average basic shares	10,475	10,450	10,470	8,377
Weighted average diluted shares	10,475	10,469	10,470	8,397

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